SUBSIDIARIES OF STEEL CONNECT, INC.

Name	Jurisdiction of Organization
CMG Securities Corporation	Massachusetts
CMG@Ventures, Inc.	Delaware
CMG@Ventures Capital Corp.	Delaware
CMG@Ventures Securities Corp.	Delaware
ModusLink PTS, Inc.	Delaware
ModusLink Recovery LLC	Delaware
ModusLink Securities Corporation	Delaware
Steel Connect Sub LLC	Delaware
ModusLink Thailand LLC	Delaware
ModusLink Corporation	Delaware
ModusLink (Thailand) Company Limited	Thailand
SalesLink LLC	Delaware
ModusLink Services Pte. Ltd.	Singapore
ModusLink Mexico S.A. de C.V.	Mexico
Sol Holdings, Inc.	Delaware
Sol Services Corporation, S.A. de C.V.	Mexico
SalesLink Mexico Holding Corp.	Delaware
Saleslink Servicos, S. De R.L. de C.V	Mexico
ModusLink B.V.	Netherlands
ModusLink Czech Republic s.r.o.	Czech Republic
Modus Media International Documentation Services (Ireland) Limited	Delaware
Modus Media International Leinster Unlimited	British Virgin Islands
Modus Media International (Ireland) Limited	Delaware
Modus Media International Ireland (Holdings) Limited	Ireland
ModusLink Kildare Limited	Ireland
ModusLink Services Europe Unlimited Company	Ireland
SalesLink Solutions International Ireland Limited	Ireland
ModusLink Company Limited	New Zealand
ModusLink Australia Pty Limited	Australia
ModusLink Japan KK	Japan
ModusLink Pte. Ltd.	Singapore
ModusLink Computer Software (Shenzhen) Co. Ltd.	China
ModusLink (Pudong) Co., Ltd.	China
ModusLink Electronic Technology (Shenzhen) Co., Ltd.	China
ModusLink (Shanghai) Co. Ltd.	China
ModusLink Electronic Technology (Shenzhen) Co. Ltd.	China
ModusLink (Kunshan) Co. Ltd.	China
ModusLink (China) Co. Ltd.	China

Moduslink (Waigaoqiao) Co. Ltd.	China
ModusLink (Hong Kong) Pte. Ltd.	Hong Kong
ModusLink Software Technology (Chongqing) Co., Ltd.	China
ModusLink (M) Sdn. Bhd	Malaysia
Open Channel Solutions Pty Limited	Australia

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